Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Auditors” in Post-Effective Amendment No. 2 to the Registration Statement (No. 333-108333) on Form S-3 and related Prospectus of Lockheed Martin Corporation for the registration of $1,000,000,000 of Floating Rate Convertible Senior Debentures due 2033 and to the incorporation by reference therein of our report dated January 27, 2004, with respect to the consolidated financial statements of Lockheed Martin Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

McLean, Virginia

July 30, 2004